Exhibit 99.1

COMMERCIAL METALS COMPANY REPORTS ALL-TIME RECORD QUARTER;
SECOND HALF LOOKS STRONG

     Irving, TX — March 23, 2004 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $21.2 million or $0.71 per diluted share on net sales of $1.1 billion for the quarter ended February 29, 2004, ranking it as the strongest quarter ever reported for the Company. This compares with net earnings of $2.9 million or $0.10 per diluted share on net sales of $661 million for the second quarter last year. This year’s second quarter included after-tax LIFO expense of $6.2 million or $0.21 per share compared to $1.9 million or $0.07 per share in last year’s second quarter.

     Net earnings for the six months ended February 29, 2004 were $33.8 million or $1.15 per diluted share on net sales of $1.9 billion. For the same period last year, net earnings were $5.1 million or $0.18 per diluted share on net sales of $1.3 billion. For the six months ended February 29, 2004, after-tax LIFO expense was $7.0 million or $0.24 per share compared to $1.8 million or $0.06 per share last year.

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “During December 2003, we consummated two important acquisitions, minimill operations in Poland and a rebar fabricator with operations in Texas and surrounding states. With these acquisitions’ varying economic characteristics and internal management reporting changes, we have revised our financial reporting segments. We have maintained Recycling and Marketing and Distribution while presenting the Polish entity separately. Our former Manufacturing segment has been split between our five domestic mills (four steel and one copper tube) and our downstream fabrication businesses, including the new acquisition.”

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(CMC Second Quarter Fiscal 2004 – Page 2)

     Rabin said, “The primary story of the quarter was the unprecedented rise in the price of steel scrap accompanied by, albeit with a lag, a series of rapid price increases for our steel mill products. Not far behind was a surge in nonferrous prices. The result was an extraordinary jump in margins and profits for our Recycling segment. At the same time, margins, volume and profits in our Domestic Mill segment were satisfactory because of robust demand. Conversely, margins in the Fabrication segment were further compressed because of the rapid increase in input costs. Meanwhile, we further increased profitability in the Marketing and Distribution segment, and our acquisition in Poland got off to a very good start. Underlying the strong markets was continued robust demand in Asia (especially China), the upturn in the U.S. economy, the weak U.S. dollar, historically high freight rates and low end-user inventories. Manufacturing activity continued to pick up in many parts of the world. Construction markets were mixed, but perhaps modestly better than we expected at this point in the cycle.”

Domestic Mills

     Rabin continued, “Our Domestic Mill segment’s adjusted operating profit was almost four times last year’s depressed second quarter. Within the segment, adjusted operating profit for our steel minimills was substantially higher than a year earlier on the strength of improved selling prices and higher shipments while productivity was at exceptionally high levels at all four mills. Production and shipments were up at all of the steel mills. Of course, the extremely rapid rise in steel scrap costs was a significant offset. On a year-to-year basis, tonnage melted for the second quarter was up 19% to 567,000 tons; tonnage rolled was 540,000 tons, 26% above last year’s second quarter; and shipments increased 13% to 609,000 tons. Our average total mill selling price was $68 per ton above last year’s extraordinarily low level, and the average selling price for finished goods also was up by $68 per ton to $345 per ton. The average scrap purchase cost rose by $58 per ton versus a year ago. Additionally, utility costs increased by $2.9 million compared with the second quarter last year (both from usage and rates), and costs for ferroalloys and graphite electrodes also were higher. Nevertheless, we regained some of the margin we lost in fiscal 2003; the metal spread at $192 per ton was $10 per ton above the second quarter of last year. The copper tube mill’s adjusted operating profit was considerably above that of last year’s weak second quarter. We benefited from stronger demand, higher copper prices, and relatively good weather. Copper tube

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(CMC Second Quarter Fiscal 2004 – Page 3)

production increased 11% and shipments increased 16% against the same period last year. Metal spreads improved by 12¢ per pound to 59¢ per pound despite the sharp rise in the underlying copper scrap price.”

CMCZ

     According to Rabin, “On December 3, 2003, we closed the previously announced purchase of a 71% controlling interest in Huta Zawiercie S.A. of Zawiercie, Poland (CMCZ), a steel minimill which produces over one million tons of rebar and wire rod as well as merchant bar. CMCZ recorded an adjusted operating profit of $6.2 million, which was well above our expectations in this seasonally weak quarter. For the quarter, melted tons equaled 375,000 tons; rolled tons equaled 271,000 tons; and shipments totaled 390,000 tons, including billets. Meanwhile the average selling price was $286 per ton (including 22% billets). The average scrap purchase cost was $147 per ton.”

Fabrication

     Rabin added, “Although prices and volumes within the Fabrication segment were mostly higher, we recorded a small quarterly loss in this segment because of the severe margin squeeze, including provisions for contract losses. Construction activity varied by region. Some private nonresidential construction markets were more active while others remained lackluster. Public construction continued at a solid level. Rebar fabrication, construction-related products, steel post plants, steel joist manufacturing, and structural steel fabrication all were affected by higher input costs. Shipments from our fab plants totaled 286,000 tons, 24% above the prior year’s second quarter while the average fab selling price increased by $49 per ton. On December 23, 2003, we acquired The Lofland Company which operates steel reinforcing bar fabrication and construction-related products facilities from eleven locations in Texas, Arkansas, Louisiana, Oklahoma, New Mexico and Mississippi. Results were incorporated into the now separate Fabrication segment. Rebar shipments were over 23,000 tons for the approximately ten weeks of our ownership.”

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(CMC Second Quarter Fiscal 2004 – Page 4)

Recycling

     Rabin said, “The Recycling segment recorded an astounding quarter, primarily a result of the improved ferrous scrap market on 89% higher net sales dollars. This compared most favorably with the quarter a year ago; adjusted operating profit almost quintupled. Gross margins were significantly above last year while operating costs as a percent of sales declined. Strong international demand and the weak U.S. dollar continued to drive steel scrap prices, and prices surged further as the quarter progressed. Nonferrous markets also improved at a more rapid pace than the past several quarters. Versus last year, the average ferrous scrap sales price increased by 82% to $171 per ton and shipments climbed 32% to 493,000 tons. The average nonferrous scrap sales price for the quarter was approximately 34% above a year ago while nonferrous shipments were 15% higher. The total volume of scrap processed, including all our domestic processing plants, equaled 838,000 tons against 642,000 tons last year.”

Marketing and Distribution

     According to Rabin, “Adjusted operating profit for the Marketing and Distribution segment was 79% greater than last year’s already strong second quarter, reflecting favorable markets in several geographic regions and product lines. Our business was good in Australia, China, and elsewhere in Asia, and results in Europe were better. Imports into the United States were mixed, with a significant decline in the steel we handled. Most product prices, as expressed in U.S. dollars, improved during the quarter. Gross margins were better for steel products and industrial raw materials, but trailed for nonferrous metal products although the latter began to show some improvement. While difficult to quantify, cancellations and price renegotiations by some suppliers, including freight adjustments, lowered our adjusted operating profit by an estimated $2.0 million.”

Financial Condition

     Rabin said, “Our financial position remains strong. At February 29, 2004, our stockholders’ equity was $557 million, or $19.33 per share. For the first six months of fiscal 2004 we received almost $13 million of equity proceeds from our employee stock option and purchase plans. At quarter end, our working capital was $483 million, and the current ratio was 1.8. Our coverage ratios remain strong. Long-term debt as a percentage

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(CMC Second Quarter Fiscal 2004 – Page 5)

of total capitalization was 37%, and the ratio of total debt to total capitalization plus short-term debt rose to 41%. Our assumption of debt upon the acquisition of CMCZ caused the increase; however, CMCZ’s debt has recourse only to the assets and operations of CMCZ.”

Outlook

     Rabin concluded, “Our outlook for the balance of the fiscal year remains very positive although accurate quarterly earnings forecasts are difficult. While we are in uncharted waters, we are navigating them well. Earnings each month will be influenced greatly by the realized selling prices in our Recycling, Domestic Mill and Fabrication segments. Assuming steel scrap begins an orderly retreat and other prices maintain in reasonable ranges, we anticipate third quarter LIFO diluted net earnings per share between $0.55 and $0.75. Interest rates remain historically low, and economic and industry sector trends are generally strong; however, we expect some slowing in China because the Chinese government is trying to moderate the growth rate. Supply/demand factors for steel, aluminum and copper are all positive. We anticipate a correction in the price of steel scrap during our third quarter. Our expectation remains that mill margins and fabrication margins will widen as the year progresses, and our other business segments will perform well, buoyed by the strong market conditions and expansions in markets and product lines.”

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(CMC Second Quarter Fiscal 2004 – Page 6)

     CMC invites you to listen to a live broadcast of its second quarter 2004 conference call on Tuesday, March 23, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman, President and CEO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

     Paragraph eleven of this news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expects,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.

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CMC Second Quarter Fiscal 2004 – Page 7)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/29/04	2/28/03	2/29/04	2/28/03
Net sales	$1,068,060	$660,816	$1,898,067	$1,296,995
Costs and Expenses:
Cost of goods sold	939,445	592,896	1,676,933	1,168,015
Selling, general and administrative expenses	87,195	60,132	151,815	113,699
Interest expense	6,895	3,131	11,989	7,125
Loss on reacquisition of debt	280	—	3,072	—

	1,033,815	656,159	1,843,809	1,288,839

Earnings Before Income Taxes and Minority Interest	34,245	4,657	54,258	8,156
Income Taxes	11,876	1,724	19,261	3,018

Earnings before Minority Interest	22,369	2,933	34,997	5,138
Minority Interest	1,214	—	1,214	—

Net Earnings	$21,155	$2,933	$33,783	$5,138

Basic earnings per share	$0.74	$0.10	$1.19	$0.18
Diluted earnings per share	$0.71	$0.10	$1.15	$0.18
Cash dividends per share	$0.08	$0.08	$0.16	$0.16
Average basic shares outstanding	28,639,349	28,320,223	28,392,516	28,403,401
Average diluted shares outstanding	29,878,156	28,825,167	29,439,058	28,894,450

BUSINESS SEGMENTS
(in thousands)

	Three months ended		Six months ended
	2/29/04	2/28/03	2/29/04	2/28/03
Net Sales:
Domestic Mills	$250,963	$174,360	$463,490	$333,656
CMCZ	114,491	—	114,491	—
Fabrication	219,970	171,616	433,598	344,020
Recycling	189,875	100,468	321,767	196,824
Marketing and Distribution	403,117	264,806	743,498	521,169
Corporate and Eliminations	(110,356)	(50,434)	(178,777)	(98,674)

Total Net Sales	$1,068,060	$660,816	$1,898,067	$1,296,995

Adjusted Operating Profit (Loss):
Domestic Mills	$15,985	$4,597	$30,594	$8,282
CMCZ	6,221	—	6,221	—
Fabrication	(1,224)	(3,449)	4,492	(3,390)
Recycling	17,702	4,050	23,436	5,454
Marketing and Distribution	8,825	4,919	15,092	9,350
Corporate and Eliminations	(6,037)	(2,141)	(13,140)	(4,104)

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(CMC Second Quarter Fiscal 2004 – Page 8)

COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 29,	August 31,
	2004	2003
Assets:
Current Assets:
Cash and cash equivalents	$59,128	$75,058
Accounts receivable, net	528,266	397,490
Inventories	475,529	310,816
Other	58,927	61,053

Total Current Assets	1,121,850	844,417
Net Property, Plant and Equipment	457,474	374,382
Goodwill	31,681	6,837
Other Assets	62,230	49,770

	$1,673,235	$1,275,406

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$280,401	$225,880
Accounts payable – documentary letters of credit	143,895	74,782
Accrued expenses and other payables	156,534	126,971
Income taxes payable	1,179	1,718
Notes payable – CMCZ	46,715	—
Short-term trade financing arrangement	9,000	15,000
Current maturities of long-term debt	804	640

Total Current Liabilities	638,528	444,991
Deferred Income Taxes	49,453	44,419
Other Long-Term Liabilities	34,477	24,066
Long-Term Debt	362,902	254,997
Minority Interest	30,651	—
Stockholders’ Equity	557,224	506,933

	$1,673,235	$1,275,406

	Three months ended		Six months ended
(Short Tons in Thousands)	2/29/04	2/28/03	2/29/04	2/28/03
Domestic Steel Mill Rebar Shipments	249	241	502	448
Domestic Steel Mill Structural and Other Shipments	360	296	673	594
CMCZ Shipments	390	—	390	—

Total Mill Tons Shipped	999	537	1,565	1,042
Average FOB Mill Domestic Selling Price (Total Sales)	$339	$271	$324	$271
Average FOB Mill Domestic Selling Price (Finished Goods Only)	$345	$277	$330	$279
Average Domestic Ferrous Scrap Purchase Price	$147	$89	$132	$89
Average FOB Mill CMCZ Selling Price (Total Sales)	$286	—	$286	—
Average CMCZ Ferrous Scrap Purchase Price	$147	—	$147	—
Fab Plant Rebar Shipments	192	149	371	280
Fab Plant Structural, Joist, and Post Shipments	94	82	195	168

Total Fabrication Tons Shipped	286	231	566	448
Average Fab Selling Price (Excluding Stock & Buyout Sales)	$584	$535	$570	$546
Domestic Scrap Metal Tons Processed and Shipped	838	642	1,572	1,311

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(CMC Second Quarter Fiscal 2004 – Page 9)

COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/29/04	2/28/03
Cash Flows From (Used by) Operating Activities:
Net earnings	$33,783	$5,138
Adjustments to reconcile net earnings to cash used by operating activities:
Depreciation and amortization	33,993	30,271
Loss on reacquisition of debt	3,072	—
Provision for losses on receivables	3,790	1,257
Tax benefits from stock plans	1,472	101
Minority interest	1,214	—
Deferred income taxes	382	975
Net loss (gain) on sale of property and other	(116)	763
Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(142,728)	(5,760)
Accounts receivable sold	55,671	30,550
Inventories	(141,517)	(54,197)
Other assets	22,571	(15,333)
Accounts payable, accrued expenses, other payables and income taxes	41,263	(48,671)
Other long-term liabilities	5,486	3,394

Net Cash Used By Operating Activities	(81,664)	(51,512)
Cash Flows From (Used by) Investing Activities:
Purchase of property, plant and equipment	(14,572)	(23,455)
Sale of property, plant and equipment	420	162
Acquisitions of CMCZ and Lofland, net of cash acquired	(98,868)	—

Net Cash Used By Investing Activities	(113,020)	(23,293)
Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	69,113	9,395
Payments on short-term trade financing arrangement	(6,000)	—
Proceeds from issuance of long-term debt	200,000	—
Payments on long-term debt	(91,516)	(33)
Proceeds from notes payable – CMCZ	4,966	—
Stock issued under incentive and purchase plans	12,909	4,533
Treasury stock acquired	—	(9,191)
Dividends paid	(4,520)	(4,550)
Debt reacquisition and issuance costs	(4,989)	—

Net Cash From Financing Activities	179,963	154
Effect of Exchange Rate Changes on Cash	(1,209)	—
Decrease in Cash and Cash Equivalents	(15,930)	(74,651)
Cash and Cash Equivalents at Beginning of Year	75,058	124,397

Cash and Cash Equivalents at End of Period	$59,128	$49,746

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(CMC Second Quarter Fiscal 2004 – Page 10)

COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

This press release uses a financial statement measure not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measure are provided below.

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, minority interest and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 29, 2004 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$557,224
Long-term debt	362,902
Deferred income taxes	49,453

Total capitalization	$969,579

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Contact:	Debbie Okle
Director, Public Relations
214.689.4354

2004-14